SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                                          Commission File Number

                           NOTIFICATION OF LATE FILING

(Check One):    |_| Form 10-K   |_| Form 11-K   |_| Form 20-F   |X|Form 10-QSB

|_| Form N-SAR

            For Period Ended:   September 30, 2003
                             ------------------------


|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

            For the Transition Period
 Ended:_________________________________________________________________________
   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________________________________________________________________



                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant     U.S. TELESIS HOLDINGS, INC.
                       -------------------------------------

Former name if applicable

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Address of principal executive office (STREET AND NUMBER)

      41 Commonweath Avenue, P.O. Box 415
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City, state and zip code     Boston, Massachusetts  02117
                        --------------------------------------

                                     PART II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N- SAR, or portion thereof will be filed on or before the 15th calendar day following the
      |X| prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The registrant's Form 10-QSB for the fiscal quarter ended September 30, 2003 could not be filed within the time period prescribed by the Securities Exchange Act of 1934 without reasonable effort or expense because its limited operations require the services of third-party accounting resources to complete its financial reports which has not been available. The unexpected unavailability of these resources have made it impracticable for the registrant to complete its Form 10-QSB for the fiscal quarter ended September 30, 2003 in a timely manner.


     The Company is diligently working to complete the form 10-QSB and expects to file it in its entirety on or before the fifth calendar day following the prescribed due date.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

                 DAVID J. BROWN                     (617)          248-4056
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                     (Name)                      (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period thatthe registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

              U.S. TELESIS HOLDINGS, INC.
---------------------------------------------------------
         (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date        November 14, 2003
    -----------------------------------

By        Nicholas Rigopulos
  -------------------------------------
              President